Exhibit 16

January 22, 2021

Haynie & Company

1785 West 2300 South

Salt Lake City, UT 84119

We are providing this letter in connection with your review of the interim financial information of Apex 11, Inc. as of September 30, 2020 and 2019 and for the three and nine months then ended for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation of the interim financial information in conformity with generally accepted accounting principles. We are also responsible for establishing and maintaining effective internal control over financial reporting.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of the date of this letter, the following representations made to you during your review.

1)

The interim financial information referred to above has been prepared and presented in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information. The interim financial information has been prepared on a basis consistent with prior interim periods and years and includes all disclosures that are necessary and required by applicable laws and regulations.

2)

We have designed our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of interim financial information for external purposes in accordance with generally accepted accounting principles.

3)

We have disclosed to you all deficiencies in the design or operation of internal control over financial reporting identified as part of our evaluation, including separately disclosing to you all such deficiencies that we believe to be significant deficiencies or material weaknesses in internal control over financial reporting.

4)	We have made available to you all—

a)	Financial records and related data, including the names of all related parties and all relationships and transactions, including any side agreements, with related parties.

b)

Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared. All significant board and committee actions are included in the summaries.

5)	There have been no communications from regulatory agencies regarding noncompliance with, or deficiencies, in financial reporting practices.

6)	There are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.

7)	We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

8)	We have no knowledge of any fraud or suspected fraud affecting the Company involving:

a)	Management;

b)	Employees who have significant roles in internal control over financial reporting; or

c)	Others where the fraud could have a material effect on the interim financial information.

9)	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

10)	The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

11)	The following have been properly accounted for and adequately disclosed in the interim financial information:

a)	Related-party relationships and transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.

b)	Guarantees, whether written or oral, under which the Company is contingently liable.

c)

Significant estimates and material concentrations known to management that are required to be disclosed in accordance with , Risks and Uncertainties. Significant assumptions we used in making accounting estimates, including those measured at fair value, are reasonable.

12)	There are no:

a)	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the interim financial information or as a basis for recording a loss contingency.

b)	Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with , Contingencies.

c)	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by , Contingencies.

d)

Side agreements, implicit provisions, unstated customary business practices, or other arrangements (either written or oral) that affect the amount or timing of revenue reported in the interim financial information and have not been disclosed to you.

13)

The Company has appropriately reconciled its general ledger accounts to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the interim financial information. All intracompany (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the interim financial information.

14)	The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral.

15)	The Company has complied with all aspects of contractual agreements that would have a material effect on the interim financial information in the event of noncompliance.

16)

We have identified all accounting estimates that could be material to the financial statements, and we confirm the appropriateness of the methods and the consistency in their application, the accuracy and completeness of data, and the reasonableness of significant assumptions used by the Company in developing the accounting estimates reported in the financial statements.

17)

We have no written board of director minutes and have disclosed to you all known actual or possible litigation, claims, and assessments whose effects should be considered when preparing the financial statements.

To the best of our knowledge and belief, no events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the interim financial information referred to above.

Signature: /s/ Tony Iarocci
Title: 1/22/21